Exhibit 99.1

AGFEED INDUSTRIES ANNOUNCES COMMENCEMENT
OF STRATEGIC INTERNAL REORGANIZATION

NEW YORK, January 13, 2010 /PRNewswire-Asia/ -- AgFeed Industries, Inc. (Nasdaq: FEED - News), one of the largest independent hog production and animal nutrient companies in China, today announced that its board of directors has authorized a strategic internal reorganization of its corporate structure to more efficiently align its business platforms in order to maximize the results of its anticipated growth in the Chinese hog and animal nutrients markets. After successfully executing its previously announced 2009 five-phase strategic plan, the AgFeed Industries board of directors and senior management believes that the development of two strong, parallel business operations is a key to its continued growth in 2010 and beyond.

AgFeed Industries will remain the holding company for two separate, wholly-owned businesses, one for its animal nutrients feed operations and one for its genetic hog production operations.  The company will also continue to indirectly hold a 65% controlling interest in AgFeed International Protein Technology Corp., the joint venture it established with M2P2 LLC in 2009.  Each business line will have a board of directors, an executive-level management team with strong industry experience, financial systems designed specifically for their operations and internal financing capabilities.  The company's plan is to ensure that the best people, information, technology and operating tools are in place to propel its growth into a much larger company by pursuing expansion in its two key markets: animal nutrients and genetic hog production. The Company currently anticipates announcing executive-level appointments for each of its business units on January 29, 2010.

Dr. Songyan Li, AgFeed’s Chairman, stated “our businesses are integrally linked and related to the improvement of Chinese agricultural practices and the standard of living for the people of China.  This internal corporate reorganization will empower our business units to efficiently and aggressively pursue the growth of their respective market position and share, which will create shareholder value."

Mr. Junhong Xiong, AgFeed’s President, added “our original core competence is in the animal nutrition business.  We believe the new corporate structure will facilitate the expansion of our existing additive pre-mix business to include compound feed and concentrated feed.  Today there are over 10,000 feed companies in China each averaging 10,000 tons of annual production and resulting in fragmented and inefficient industry capacity.  In 2009, our animal nutrients business segment delivered over 95,000 tons of feed to the market.   Through organic growth and strategic acquisitions we intend to become one of the largest market participants in this business over the next three years.  The foundation for the future of our animal nutrient business is our 1,200 independent distributors and our 750 commercial farm customers, together with the development and implementation of our strategy to transition from being a price based competitor to being a provider of value based, total solutions to customers in our target markets.”

With respect to the hog production business, Dr. Li commented, "market forces, coupled with the Chinese government's policy of industrialization and commercialization of this key industry, continues to signal positive change for large integrated producers such as AgFeed. Our reorganized hog production business, coupled with our new joint venture with Hypor B.V., Hypor AgFeed Breeding Company Inc., will be positioned for aggressive growth in this industry going forward.  Our breeding systems and commercial farms will produce the highest quality, most robust and healthy animals in the Chinese domestic hog production industry, resulting in products that are very attractive to the urban center markets where meat demands are changing together with the growth of the middle class.”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix and blended animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 62% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

SAFE HARBOR DISCLOSURE NOTICE

This press release contains forward-looking information about AgFeed Industries. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "goal," "potential," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance, business plans and prospects. Readers are cautioned not to place undue reliance on such forward-looking statements because risks and uncertainties may cause actual results to differ materially from those expressed in, or implied by, such statements. Among such risks and uncertainties are the Company's ability to successfully implement its strategic plan and the risk factors described in the reports filed by the Company with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of such statement, and AgFeed Industries does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:
Investor Relations: AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com